Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

For Immediate Release

Vintage Wine Estates Reports Revenue Growth of 68%
to $78.9 Million in Third Quarter Fiscal 2022 and
Raises Full Year Fiscal 2022 Revenue Expectations

•
Demonstrated growth in all channels with business-to-business ("B2B") growing to $33.7 million as a result of the Meier's acquisition and timing of private label programs
•
Consistently growing traffic in tasting rooms drove 11% organic growth in direct-to-consumer ("DTC")
•
Reported net income of $2.8 million or $0.05 per diluted share; adjusted earnings per diluted share1 was $0.08
•
Achieved adjusted EBITDA2 of $14.0 million, or 17.7% of revenue
•
Increasing revenue guidance for fiscal 2022 to approximately $290 million to $295 million with expected adjusted EBITDA3 of approximately $62 million to $64 million

INCLINE VILLAGE, NV, May 16, 2022 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today reported its financial results for its third quarter fiscal year 2022 ended March 31, 2022. Results include Vinesse, LLC ("Vinesse") acquired on October 4, 2021, ACE Cider, acquired on November 16, 2021, and Meier's Wine Cellars, Inc. acquired on January 18, 2022.

Pat Roney, Founder and Chief Executive Officer, commented, “We overdelivered on the quarter with revenue up 68%, or $32.0 million. Organic growth was 44% and was the result of strong execution while acquisitions contributed $11.4 million in revenue. Our DTC channel is a hallmark of Vintage Wine Estates and continues to validate the success of our omnichannel strategy by reaching the consumer through multiple touch points. Our tasting room traffic is outperforming as more people are exploring new entertainment options and we deliver a great experience. Importantly, this activity has not cannibalized our ecommerce traffic, which has held relatively stable. The acquisition of Meier's at the beginning of the quarter drove our B2B results, as well as our ability to deliver for our customers' private label programs. We are ecstatic about the continued success of our
Bar Dog brand, but equally excited regarding the strong market appeal for our Firesteed, Photograph and Clos Pegase brands, as well. We believe that, similar to our omnichannel marketing strategy, a multibrand portfolio will help drive our growth."

Mr. Roney continued, "The headwinds of supply chain and labor constraints have been persistent, but our team is demonstrating the agility it takes to continue to produce and deliver in these adverse conditions. The deep experience of our team enables our ability to quickly pivot on bottling schedules and brands and our very collaborative culture links our production and marketing teams which enables rapid decision making to keep operations running. Inflation is yet another issue we are addressing. We are expecting price to begin to flow through and help offset rising costs beginning in the fiscal fourth quarter. We are being creative in other ways as well to help offset costs such as in packaging. Despite the challenges, we are energized by the achievements of our team to drive growth, deliver for our customers and create an enduring enterprise."

Third Quarter Fiscal 2022 Highlights and Financial Results Review (compared with prior-year period unless noted otherwise)

Highlights

•
Robust DTC revenue growth of $4.9 million, or 33.5%, to $19.6 million was due to strong organic growth and acquisitions, which added $3.3 million in revenue. Organic growth of 11% was driven by tasting room traffic which increased 45% as recovery from COVID

___________________________

1 Adjusted earnings per diluted share is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

2 Adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

3 Expected adjusted EBTIDA is a forward-looking non-GAAP measure. Please see related disclosures regarding the inability of reconciling forward-looking non-GAAP measures.

restrictions continues and customers increase their onsite engagement which also drove wine club membership gains. Combined Average Order Value (AOV) was stable across all DTC channels.
•
B2B revenue increased $22.6 million, or 205.3%, to $33.7 million as customers' private label projects were delivered. Acquisitions contributed $3.1 million in the quarter.
•
Wholesale revenue increased $3.5 million, or 16.4%, to $24.6 million primarily from acquired revenue of $5.0 million which helped against the strong comparator quarter for off premise market demand. Across brands, VWE achieved depletion volume growth of 2.4% over the prior-year period, whereas for the Company’s priority brands, which represent approximately 55% of total depletion volume, depletions grew 7.6%. Case volume increases were primarily driven by the ACE Cider acquisition.

Revenue and Volume (See additional segment data in the attached tables)

Net revenue in the quarter of $78.9 million was up $32.0 million, or 68.3%, over the prior-year period driven by significant increases in volume across all segments. Acquisitions contributed $11.4 million in net revenue for the period.

	Three Months Ended March 31,
(in thousands)	2022	2021	Unit Change	% Change
Wholesale	357	318	39	12.3%
B2B	113	85	28	32.9%
DTC	87	52	35	67.3%
Total case volume	557	455	102	22.4%

Case volume was up 22.4% for the quarter and was strong across all channels.

Gross Profit and Margin

Gross profit was up $9.8 million to $28.0 million, an increase of 53.6%. Gross margin decreased 340 basis points to 35.5% as higher costs due to inflation and supply chain challenges were not yet offset from pricing actions.

Selling, General and Administrative Expenses (SG&A)

SG&A increased $8.7 million, or 47%, to $27.0 million, but declined as a percentage of revenue to 34.3% compared with 39.2% in the prior-year period. The higher level of SG&A represents public company costs, investments in talent and incremental SG&A from acquisitions of $5.8 million including amortization expense of $2.0 million, which does not yet represent expected synergies.

Operating and Net Income

Income from operations during the quarter increased $0.7 million, or 380.4%, to $0.9 million in the third quarter of fiscal 2022. Operating margin for the quarter was 1.1%, compared with 0.4% in the prior-year period. Operating income and margin were impacted by the acquisitions, which have not yet been fully integrated, as well as inefficiencies related to labor, logistics and supply chain challenges. While the Company plans to invest further in its operating infrastructure to enable growth and scale, it also expects certain initial public company costs to be reduced beginning in fiscal 2023. This includes approximately $0.9 million in annual D&O insurance and professional fees.

Interest expense for the third quarter fiscal 2022 was $3.7 million, down $0.1 million, or 3.0%, on lower outstanding balances.

Net income available to VWE common shareholders for the quarter was $2.8 million, up from a loss of $0.9 million in the prior-year period. On a per diluted share basis, net income available to VWE common shareholders was $0.05 for the quarter compared with a loss of $0.04 per diluted share in the prior-year period.

Adjusted net income, which excludes amortization of intangible assets related to acquisitions, was $4.9 million, or $0.08 per diluted share. NOTE: Adjusted net income and adjusted net income per diluted share are non-GAAP metrics. Please see the relevant disclosures and reconciliations of GAAP to non-GAAP measures in the tables that accompany this release.

Adjusted EBITDA

Adjusted EBITDA increased 38.2% to $14.0 million, from $10.1 million, on higher revenue. As a percentage of net revenue, adjusted EBITDA was 17.7% compared with 21.6% in the prior-year period as the combination of certain acquisitions not being fully integrated and higher costs not yet covered by pricing actions.

NOTE: Adjusted EBITDA and adjusted EBITDA margin are non-GAAP metrics. Please see the relevant disclosures and reconciliations of GAAP to non-GAAP measures in the tables that accompany this release.

Strong Balance Sheet with Financial Flexibility

Liquidity

At quarter end, the Company had approximately $246.1 million in liquidity available for organic investments and acquisitions. This included
$69.1 million in unrestricted cash, approximately $77.0 million available under its revolving line of credit and $100.0 million available under the accordion feature of the lending agreement for acquisitions.

Capital Investments

Capital expenditures in the fiscal 2022 third quarter were $4.5 million and $15.7 million for the year. This was higher than previously expected due to opportunistic investments in productivity and the acquisitions. Capital expenditures for fiscal 2022 are now expected to be approximately $19 million to $20 million, which includes expected capital investments related to acquisitions.

Fiscal Year 2022 Outlook

Mr. Roney noted, "We continue to outperform in the face of tough headwinds and the team is executing well on all fronts. We have a very full pipeline of potential acquisitions and continue to sift through for those that provide the best synergistic potential gained by leveraging our production facilities, marketing channels and leadership experience. We are very encouraged with the progress we are making with our current acquisitions as well as the excellent performance of our organic business.”

The Company is increasing its revenue guidance for fiscal year 2022 and refining adjusted EBITDA expectations to reflect impacts of inflation and supply chain challenges. Margin expectations also accommodate for the costs of consolidation for acquisitions which create a short term drag on margins until synergies start to be realized after about six months of ownership. The Company now expects results to be in the following approximate ranges:

Updated Guidance
FY22 Net Revenue:	$290 million to $295 million
FY22 Adjusted EBITDA:	$62 million to $64 million

Note regarding forward looking non-GAAP metrics: VWE cannot provide a reconciliation between its forecasted adjusted EBITDA and net revenue metrics to the nearest GAAP measure without unreasonable effort or expense due to the inherent difficulty of forecasting and providing reliable estimates for certain items. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and yearend adjustments. These items reside outside the Company’s control and may vary greatly between periods and could significantly impact future financial results. For more information regarding the use of non-GAAP measures, please see discussion provided under Non-GAAP Financial Measures in this news release and the Company’s filings with the SEC.

Conference Call and Webcast

The Company will host a conference call and live webcast today at 4:45 PM ET/ 1:45 PM PT, at which time management will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing from the U.S.: +1.844.200.6205 or International: +1.929.526.1599 and entering the passcode 108213. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com. The telephonic replay will be available from 7:45 PM ET / 4:45 PM PT on the day of the call through Monday, May 30, 2022, and can be accessed by dialing +1.866.813.9403 and entering the conference ID number 311764. Alternatively, an archived webcast of the call can be found on the Company’s website in the investor relations section. A transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.

Vintage Wine Estates is a family of wineries and wines whose mission is to produce the finest quality wines and provide incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington State. Since its founding 20 years ago, the Company has grown to be the 15th largest wine producer in the U.S. selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 50 brands ranging from $10 to $150 at retail, its primary focus is on the fastest growing premium segment of the wine industry with the majority of brands selling in the $10 to $20 price range. The Company regularly posts updates and additional information at www.vintagewineestates.com.

Non-GAAP Financial Measures

In addition to reporting net income prepared in accordance with accounting principles generally accepted in the United States, VWE uses adjusted EBITDA and adjusted net income to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Adjusted net income is defined as net income as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate.

Adjusted EBITDA and adjusted net income are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide investors with additional insight into the underlying trends of VWE’s business and assist in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA and adjusted net income have certain limitations as analytical tools, and they should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EBITDA and adjusted net income, as presented, may produce results that vary from the most comparable GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating adjusted EBITDA and adjusted net income, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of adjusted EBITDA and adjusted net income should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “model,” “outlook,” “plan,” “pro forma,” “project,” “seek,” “should,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, growth prospects and consumer and industry trends. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of VWE’s management and are not guarantees of actual performance. These forward-looking statements are provided only to provide information currently available to us and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of the projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s significant reliance on its distribution channels; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this press release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2022	June 30, 2021
Assets
Current assets:
Cash	$69,109	$118,879
Restricted cash	6,600	4,800
Accounts receivable, net	39,649	21,193
Other receivables	13,668	7,490
Inventories	221,264	221,145
Prepaid expenses and other current assets	10,968	8,538
Total current assets	361,258	382,045
Property, plant, and equipment, net	234,141	213,673
Goodwill	158,185	109,895
Intangible assets, net	64,809	36,079
Other assets	7,635	1,806
Total assets	$826,028	$743,498
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$146,732	$87,351
Accounts payable	14,777	17,301
Accrued liabilities and other payables	30,460	25,078
Current maturities of long-term debt	21,200	22,964
Total current liabilities	213,169	152,694
Other long-term liabilities	8,740	2,767
Long-term debt, less current maturities	172,324	183,541
Interest rate swap liabilities	5,225	13,807
Deferred tax liability	29,965	16,752
Deferred gain	10,999	12,000
Total liabilities	440,422	381,561
Commitments and contingencies (Note 13)
Redeemable noncontrolling interest	1,684	1,682
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at March 31, 2022 and June 30, 2021.	-	-
Common stock, no par value, 200,000,000 shares authorized, 61,691,054 issued and 61,377,515 outstanding at March 31, 2022 and 60,461,611 issued and outstanding at June 30, 2021.	-	-
Additional paid-in capital	373,196	360,732
Treasury stock, at cost: 313,539 and zero shares held at March 31, 2022 and June 30, 2021, respectively	(2,833)	-
Retained earnings	14,176	-
Total Vintage Wine Estates, Inc. stockholders' equity	384,539	360,732
Noncontrolling interests	(617)	(477)
Total stockholders' equity	383,922	360,255
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$826,028	$743,498

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net revenues
Wine, spirits and cider	$50,859	$37,238	$157,292	$132,086
Nonwine	28,074	9,659	60,939	31,623
	78,933	46,897	218,231	163,709
Cost of revenues
Wine, spirits and cider	38,764	23,561	98,428	82,180
Nonwine	12,152	5,095	29,886	17,288
	50,916	28,656	128,314	99,468
Gross profit	28,017	18,241	89,917	64,241
Selling, general, and administrative expenses	27,035	18,378	70,662	50,932
Loss (gain) on sale of property, plant, and equipment	98	(322)	(493)	(1,999)
Gain on litigation proceeds	-	-	-	(4,750)
Income from operations	884	184	19,748	20,058
Other income (expense)
Interest expense	(3,729)	(3,842)	(10,825)	(9,173)
Net unrealized gain on interest rate swap agreements	4,553	5,589	8,582	8,212
Other, net	1,957	327	1,945	684
Total other income (expense), net	2,781	2,075	(298)	(277)
Income before provision for income taxes	3,665	2,259	19,450	19,780
Income tax provision	958	1,633	5,412	4,517
Net income	2,707	626	14,038	15,263
Net income (loss) attributable to the noncontrolling interests	(73)	53	(138)	343
Net income attributable to Vintage Wine Estates, Inc.	2,780	573	14,176	14,920
Accretion on redeemable Series B stock	-	1,446	-	4,760
Net income (loss) allocable to common stockholders	$2,780	$(873)	$14,176	$10,160

Net earnings (loss) per share allocable to common stockholders
Basic	$0.05	$(0.04)	$0.23	$0.38
Diluted	$0.05	$(0.04)	$0.23	$0.35
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	61,410,403	21,920,583	60,773,258	21,920,583
Diluted	61,410,403	21,920,583	60,773,258	24,564,309

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$14,038	$15,263
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	17,365	7,732
Amortization of deferred loan fees and line of credit fees	296	357
Amortization of label design fees	668	251
Litigation proceeds	-	(4,750)
Stock-based compensation expense	1,943	601
Provision for doubtful accounts	45	87
Impairment of inventory	-	3,302
Net unrealized gain on interest rate swap agreements	(8,582)	(8,212)
(Benefit) provision for deferred income tax	888	-
Loss (gain) on disposition of assets	508	(999)
Deferred gain on sale leaseback	(1,000)	(1,000)
Deferred rent	285	376
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(21,261)	(1,001)
Related party receivables	-	(2,038)
Other receivables	376	(2,338)
Litigation receivable	-	4,750
Inventories	4,244	(8,964)
Prepaid expenses and other current assets	(2,232)	(5,829)
Other assets	(6,215)	1,688
Accounts payable	(8,106)	616
Accrued liabilities and other payables	2,836	16,073
Related party liabilities	-	3,698
Net cash (used in) provided by operating activities	(3,903)	19,661
Cash flows from investing activities
Proceeds from disposition of assets	105	1,064
Purchases of property, plant, and equipment	(15,723)	(30,688)
Label design expenditures	(225)	(375)
Proceeds on related party notes receivable	-	756
Acquisition of businesses	(74,268)	-
Net cash used in investing activities	(90,111)	(29,243)
Cash flows from financing activities
Repurchase of common stock	(2,833)	-
Principal payments on line of credit	(67,210)	(25,195)
Proceeds from line of credit	126,591	32,281
Outstanding checks in excess of cash	2,900	9,277
Principal payments on long-term debt	(13,178)	(15,234)
Proceeds from long-term debt	-	8,902
Principal payments on related party note	-	(489)
Deferred offering costs	-	(768)
Payments on acquisition payable	(226)	(486)
Net cash provided by financing activities	46,044	8,287
Net change in cash and restricted cash	(47,970)	(1,295)
Cash and restricted cash, beginning of period	123,679	1,751
Cash and restricted cash, end of period	$75,709	$456
Supplemental cash flow information
Cash paid during the period for:
Interest	$9,508	$9,230
Income taxes	$22	$25
Noncash investing and financing activities:

Contingent consideration in a business combination	$8,460	$-
Issuance of common stock in business combination	$10,521	$-
Accretion of redemption value of Series B redeemable cumulative stock	$-	$4,760
Accretion of redemption value of Series A redeemable stock	$-	$16,466
Offering costs	$-	$535

Vintage Wine Estates, Inc.

Segment Data

(Unaudited)

	Three months ended March 31,
(in thousands)	2022	2021	$ Change	% Change
Net Revenue
Wholesale	$24,549	$21,092	$3,457	16.4%
Direct to Consumer	19,595	14,675	4,920	33.5%
Business to Business	33,657	11,026	22,631	205.3%
Corporate and Other/ Non-Allocable	1,132	104	1,028	*
Total	$78,933	$46,897	$32,036	68.3%

*Not meaningful

	Nine Months Ended March 31,
(in thousands)	2022	2021	$ Change	% Change
Net Revenue
Wholesale	$62,923	$55,399	$7,524	13.6%
Direct to Consumer	69,316	48,650	20,666	42.5%
Business to Business	83,349	57,704	25,645	44.4%
Corporate and Other/ Non-Allocable	2,643	1,956	687	35.1%
Total	$218,231	$163,709	$54,522	33.3%

	Three months ended March 31,
(in thousands)	2022	2021	$ Change	Percent Change
Operating Income
Wholesale	$3,270	$6,138	$(2,868)	(46.7%)
Direct to Consumer	916	1,986	(1,070)	(53.9%)
Business to Business	10,457	3,391	7,066	208.4%
Corporate and Other/ Non-Allocable	(13,759)	(11,331)	(2,428)	21.4%
Total	$884	$184	$700	380.4%

	Nine Months Ended March 31,
(in thousands)	2022	2021	$ Change	Percent Change
Operating Income
Wholesale	$12,654	$14,760	$(2,106)	(14.3%)
Direct to Consumer	14,834	9,997	4,837	48.4%
Business to Business	26,274	18,052	8,222	45.5%
Corporate and Other/ Non-Allocable	(34,014)	(22,751)	(11,263)	49.5%
Total	$19,748	$20,058	$(310)	(1.5%)

Case Volume	Nine Months Ended March 31,
(in thousands)	2022	2021	Unit Change	% Change
Wholesale	1,072	782	290	37.1%
B2B	452	437	15	3.4%
DTC	307	240	67	27.9%
Total case volume	1,831	1,459	372	25.5%

Vintage Wine Estates, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Net income	$2,707	$626	$14,038	$15,263
Interest expense	3,729	3,842	10,825	9,173
Income tax provision	958	1,633	5,412	4,517
Depreciation and amortization	8,122	2,439	18,033	7,982
Stock-based compensation expense	1,943	143	1,943	601
Net unrealized/(gain) loss on interest rate swap agreements	(4,553)	(5,589)	(8,582)	(8,212)
(Gain)/loss on disposition of assets	1,099	678	508	(999)
Gain on litigation proceeds	(3,000)	905	(3,000)	(3,845)
Deferred rent adjustment	47	126	285	376
Incremental public company costs	912	-	3,060	-
Acquisition integration costs	243	-	643	-
Deferred gain on sale leaseback	(1,000)	(1,000)	(1,000)	(1,000)
Inventory adjustment for casualty losses	-	3,302	-	3,302
Transaction expenses	-	3,015	-	3,015
COVID related adjustments	-	-	-	100
Inventory acquisition basis adjustment	2,789	8	3,848	97
Adjusted EBITDA	$13,996	$10,128	$46,013	$30,370
Revenue	$78,933	$46,897	$218,231	$163,709
Adjusted EBITDA margin	17.7%	21.6%	21.1%	18.6%

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Net income	$2,707	$626	$14,038	$15,263
Amortization of intangible assets	1,656	25	3,270	75
Acquisition integration costs	243	-	643	-
(Gain)/loss on disposition of assets	1,099	678	508	(999)
Gain on litigation proceeds	(3,000)	905	(3,000)	(3,845)
COVID related adjustments	-	-	-	100
Inventory acquisition basis adjustment	2,789	8	3,848	97
Tax effect of above	(585)	(339)	(1,106)	960
Non-GAAP net income	$4,909	$1,903	$18,201	$11,651
Non-GAAP net income per diluted share	$0.08	$0.09	$0.30	$0.47